EXHIBIT 10.2

ALLERGAN, INC. THIRD AMENDMENT TO PENSION PLAN

WHEREAS, Allergan, Inc. (the “Company”) maintains the Allergan, Inc. Pension Plan (Restated 2013), as amended (the “Plan”);

WHEREAS, the Company wishes to amend the Plan, retroactively effective to the Plan Year commencing January 1, 2006, to change the Plan’s definition of Earnings to include “Contest Pay” in such definition for purposes of determining benefit accruals for individuals in the Allergan Medical business unit, and the Internal Revenue Service (“IRS”) has approved this retroactive change to the Plan pursuant to a VCP Compliance Letter;

WHEREAS, the Company also wishes to make some changes to the Plan as requested by the IRS as a condition of issuing a favorable Determination Letter for the Plan.

WHEREAS, Section 10.1 of the Plan authorizes the Company, by action of the Board or its delegate, to make amendments to the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.    Effective as of January 1, 2006, the following subsection (f) shall be added to Section 2.14 of the Plan:

Notwithstanding the forgoing, “Contest Pay” paid between January 1, 2006 and November 30, 2012, to individuals working for the Allergan Medical business unit of the Company shall be included in the Plan’s definition of Earnings.

2.    Effective as of January 1, 2013, unless another date is specified below or required by the IRS as a condition of the Plan’s qualification:

a.    Section 5.6(e)(i) of the Plan is deleted in its entirety and the following substituted therefor:

(i)    if a Participant’s pension begins prior to age 62, the determination of whether the limitation set forth in Subsection (a) of this Section 5.6 (the “Dollar Limit”) has been satisfied shall be made, in accordance with regulations prescribed by the Secretary of the Treasury, by reducing the Dollar Limit so that the Dollar Limit (as so reduced) is equal to an annual benefit payable in the form of a Straight Life Annuity, commencing when such benefit under the Plan commences, which is actuarially equivalent to a benefit in the amount of the Dollar Limit commencing at age 62, computed using a five percent interest rate and the applicable mortality table of Appendix A.2(a)(i); provided, however, if the Plan has an immediately commencing Straight Life Annuity commencing both at age 62 and the age of benefit commencement, then the Dollar Limit (as so reduced) shall equal the lesser of (1) the amount determined under Subsection I(i) without regard to this proviso or (2) the Dollar Limit multiplied by a fraction the numerator of which is the annual amount of the immediately commencing Straight Life Annuity under the Plan and the denominator of which is the annual amount of the Straight Life Annuity under the Plan, commencing at age 62, with both numerator and denominator determined in accordance with regulations prescribed by the Secretary of the Treasury; and
b.    Section 5.6(e)(ii) is deleted in its entirely and the following substituted therefore:

(ii)    if a Participant’s pension begins after age 65, the determination of whether the Dollar Limit has been satisfied shall be made, in accordance with regulations prescribed by the Secretary of the Treasury, by increasing the Dollar Limit so that the Dollar Limit (as so increased) is equal to an annual benefit payable in the form of a Straight Life Annuity, commencing when the benefit under the Plan commences, which is actuarially equivalent to a benefit in the amount of the Dollar Limit commencing at age 65, computed using a five percent interest rate and the applicable mortality table of Appendix A.2(a)(i); provided, however, if the Plan has an immediately commencing Straight Life Annuity commencing both at age 65 and the age of benefit commencement, the Dollar Limit (as so increased) shall equal the lesser of (i) the amount determined under this Subsection (e)(ii) without regard to this proviso or (ii) the Dollar Limit multiplied by a fraction the numerator of which is the annual amount of the immediately commencing Straight Life Annuity under the Plan and the denominator of which is the annual amount of the immediately commencing Straight Life Annuity under the Plan, commencing at age 65, with both numerator and denominator determined in accordance with regulations prescribed by the Secretary of the Treasury.

c.    Section 5.12(f) is deleted in its entirety and the following substituted therefore:

(f)    Notwithstanding any provision of the Plan to the contrary: (i) effective January 1, 2012, for purposes of the application of Sections 5.6 and 5.7 to a Participant who is a resident of Puerto Rico and to whom the Puerto Rico Code is applicable, Compensation considered under such Sections may not exceed the limit under Code Section 401(a)(17), as adjusted from time to time, provided, that the application of this limitation shall not operate to reduce any benefit accrual as of December 31, 2011; and (ii) effective January 1, 2008, for purposes of the application of Sections 5.6 and 5.7 for all other Participants, Compensation considered under such Sections may not exceed the limit under Code Section 401(a)(17), as adjusted from time to time.
d.    Section 6.5(c) is deleted in its entirely and the following substituted therefore:
(c)    A Participant who has no nonforfeitable Accrued Benefit in the Plan at the time of his or her Severance shall be deemed to have been cashed out with a zero cash benefit upon such Severance Date; provided, however, that if the Participant is rehired by an Affiliate prior to the fifth anniversary of the Participant’s Severance Date, the Participant’s Accrued Benefit shall be restored, subject to subsequent forfeiture pursuant to the terms of the Plan.
e.    The following paragraph (c) shall be added to Section 7.5, immediately following paragraph (b) of Section 7.5:

(c)    Any election under 7.3 or 7.4 shall be made within the “applicable election period.” For purposes hereof, the “applicable election period is the period that beings on the first day of the Plan Year in which the Participant attains age 35 and ends on the Participant’s date of death; provided that in the case of a Participant who is separated from service, the “applicable election period” shall not begin later than the Participant’s separation from service.
f.    Section 10.1(a) is deleted in its entirety and the following substituted therefore:
(a)    No amendment shall have the effect of reducing any Participant’s vested interest in the Plan, decreasing a Participant’s vested benefit under the Plan, or eliminating an optional form of distribution.
g.    Section 11.1 shall be deleted in its entirety and the following substituted therefore:
11.1    Right to Terminate Plan. The Sponsor, by resolution of the Board of Directors, may terminate or partially terminate the Plan. If the Plan is terminated or partially terminated, the assets of the Plan shall be allocated, subject to Section 11.3, as provided in Section 4044 of the Employee Retirement Income Security Act of 1974 (as it may be from time to time amended or construed by any appropriate governmental agency or corporation), without subclasses. Effective as of the first day of the sixth calendar year following the adoption date of this amended and restated Plan, in the event of a termination of the Plan (other than a partial termination), any amount remaining after all fixed and contingent liabilities of the Plan have been satisfied shall revert to the Company notwithstanding any provision in the Plan to the contrary. In the event of a termination of the Plan (other than a partial termination) prior to the first day of the sixth calendar year following the adoption date of this amended and restated Plan, any amount remaining after all fixed and contingent liabilities of the Plan have been satisfied shall be allocated to each Participant in proportion to the present value of a benefit commencing at Normal Retirement Date equal to such Participant’s Average Earnings times Benefit Years. Any allocations under this Section to Participants with respect to whom the Plan is terminating shall be nonforfeitable. Except as otherwise required by law, the time and manner of distribution of the assets or the time and manner of any reversion of assets to the Company shall be determined by the Sponsor by amendment to the Plan. If the Plan is terminated or partially terminated, the Accrued Benefit of any Participant affected by such termination or partial termination shall become fully vested.
h.    Section 12.2(f) is deleted in its entirely and the following substituted therefore:
(f)    The term “Aggregation Group” means (i) each qualified plan of the Company in which at least one Key Employee participates or participated at any time during the determination period (regardless of whether the plan has terminated), and (ii) any other qualified plan of the Company which enables a plan described in clause (i) to meet the requirements of Code Sections 401(a)(4) or 410. Any plan not required to be included in an Aggregation Group under the preceding rules may be treated as being part of such group if the group would continue to meet the requirements of Code Sections 401(a)(4) and 410 with the plan being taken into account. For purposes hereof, the term “determination period” means the current and four preceding Plan Years.
i.    Section 12.2(i) is deleted in its entirety and the following substituted therefore:
(i)    For purposes of this Article XII, Compensation of an Employee shall have the meaning set forth in Section 5.12.
j.    Section 12.5 of the Plan is deleted in its entirety and Sections 12.6 and 12.7, as set forth in the Plan prior to these amendments, shall be renumbered as Sections 12.5 and 12.6, respectively.

IN WITNESS WHEREOF, the Company has caused these amendments to the Allergan, Inc. Pension Plan (Restated January 1, 2013) to be executed by its duly authorized officer as of the date set forth below.

Date: April 16, 2014
Allergan, Inc.

/s/ Scott D. Sherman
Scott D. Sherman
Executive Vice President, Human Resources